Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Loomis Sayles Funds I of our report dated November 21, 2025, relating to the financial statements and financial highlights of Loomis Sayles High Income Opportunities Fund and Loomis Sayles Securitized Asset Fund, which appear in the Loomis Sayles Funds I’s Certified Shareholder Reports on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights”, and “Other Permitted Disclosure”, in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 26, 2026